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EXHIBIT (a)(1)(A)

Offer to Purchase for Cash

Up to 9,000,000 Shares of its Common Stock

at a Purchase Price not greater than $18.50 per Share
nor less than $18.00 per Share

THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON TUESDAY, MAY 3, 2005, UNLESS THE OFFER IS EXTENDED.

        TNS, Inc., a Delaware corporation (the "Company," "TNS," "we," "us," or "our"), invites our stockholders to tender up to 9,000,000 shares of our common stock, $0.001 par value per share (the "Shares"), for purchase by us at a price not greater than $18.50 nor less than $18.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). We will select the lowest purchase price (the "Purchase Price") that will allow us to buy 9,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price per Share.

        Only Shares properly tendered at prices at or below the Purchase Price selected by us, and not properly withdrawn, will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering stockholder at our expense promptly following the Expiration Date (as defined in the Introduction). See Section 3.

        We reserve the right, in our sole discretion, to purchase more than 9,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

        THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, THE OFFER IS SUBJECT TO OTHER CONDITIONS, INCLUDING OBTAINING THE NECESSARY FINANCING FOR THE OFFER PURSUANT TO THE TERMS AND CONDITIONS CONTAINED IN THE COMMITMENT LETTER (AS DEFINED IN SECTION 9) AND ON TERMS SATISFACTORY TO US. SEE SECTIONS 7 AND 9.

        The Shares are listed and traded on the New York Stock Exchange under the symbol "TNS." On April 4, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $18.35 per Share. Stockholders are urged to obtain current market quotations for the Shares. See Section 8.

        OUR BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS COMPOSED OF INDEPENDENT DIRECTORS NOT AFFILIATED WITH OUR CONTROLLING STOCKHOLDER HAVE APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF

DIRECTORS, THE SPECIAL COMMITTEE, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

        OUR CONTROLLING STOCKHOLDER, GTCR GOLDER RAUNER L.L.C. AND ITS AFFILIATES, HAS COMMITTED TO TENDER 6,000,000 SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

        OUR DIRECTORS (OTHER THAN THE THREE DIRECTORS AFFILIATED WITH OUR CONTROLLING STOCKHOLDER) AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

        Questions and requests for assistance may be directed to The Altman Group, our Information Agent, and Lehman Brothers, our Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer is
Lehman Brothers

April 5, 2005

IMPORTANT

        If you wish to tender all or any part of your Shares, you must do one of the following before the Offer expires at 5:00 p.m., New York City time, on Tuesday, May 3, 2005 or any later time to which the Offer may be extended:

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  If you hold certificates in your own name, follow the instructions described in Section 3 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with the certificates evidencing your Shares and any other documents required by the Letter of Transmittal, to Wachovia Bank, N.A., the Depositary;

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  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender the Shares for you; or

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  If you are an institution participating in The Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3.

        Any stockholder who desires to tender Shares and whose certificates for the Shares are not immediately available or cannot be delivered to the Depositary or who cannot comply with the procedure for book-entry transfer or whose other required documents cannot be delivered to the Depositary prior to the expiration of the Offer must tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

        TO PROPERLY TENDER SHARES, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

        If you wish to maximize the chance that your Shares will be purchased at the Purchase Price determined by us, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the purchase price determined by us which may result in your Shares being purchased at the minimum price of $18.00 per Share.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares or as to the Purchase Price at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or the Dealer Manager.

TABLE OF CONTENTS

SUMMARY TERM SHEET		5
FORWARD-LOOKING STATEMENTS		11
INTRODUCTION		13
THE OFFER		15
1.	Terms of the Offer	15
2.	Purpose of the Offer; Certain Effects of the Offer	17
3.	Procedures for Tendering Shares	21
4.	Withdrawal Rights	26
5.	Purchase of Shares and Payment of Purchase Price	26
6.	Conditional Tender of Shares	27
7.	Conditions of the Offer	28
8.	Price Range of Shares; Dividends	30
9.	Source and Amount of Funds	31
10.	Financial Information	33
11.	Information Concerning Us	39
12.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares	40
13.	Legal Matters; Regulatory Approvals	45
14.	U.S. Federal Income Tax Consequences	46
15.	Extension of the Offer; Termination; Amendment	50
16.	Fees and Expenses	51
17.	Miscellaneous	52

SUMMARY TERM SHEET

        We are providing this summary of the terms of the Offer for your convenience. It highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. Where helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase Shares?

        TNS, Inc. See Section 1.

What is the purpose of the Offer?

        We intend to purchase up to 9,000,000 shares of our common stock in the Offer, representing approximately 32% of our outstanding common stock as of March 31, 2005. Our controlling stockholder, GTCR Golder Rauner L.L.C. and its affiliated investment funds (which we refer to collectively as the "GTCR Funds"), has committed to tender 6,000,000 Shares pursuant to the Offer and has agreed not to sell any of its remaining Shares for a period commencing on April 5, 2005 and ending 90 days after the completion of the Offer.

        In determining to proceed with the Offer, a special committee of our Board of Directors composed of independent directors not affiliated with the GTCR Funds has reviewed a variety of alternatives for using our available financial resources with the assistance of management and outside advisors. The special committee considered our capital structure, free cash flow, financial position, the market price of the common stock and the anticipated cost and availability of financing, as well as our operations, strategy and expectations for the future. Our Board of Directors and the special committee believe that increasing our indebtedness to fund the Offer is a prudent use of the Company's financial resources. In particular, the Board of Directors and the special committee believe the Offer will enable us to repurchase a substantial part of the Shares held by the GTCR Funds, which are otherwise entitled to registration for sale pursuant to the Securities Act and eligible for sale in the open market pursuant to Securities Act Rule 144. See Section 12. The special committee of the Board of Directors and the Board of Directors have approved the Offer and believe that the terms of the Offer are fair to the Company. This should not be viewed, however, as a finding that the Offer price range represents the "fair value" of the Shares, and stockholders must make their own judgment of whether to tender Shares within the Offer price range. See Section 2.

What will the purchase price for the Shares be and what will be the form of payment?

        We are conducting the Offer through a procedure commonly called a modified "Dutch" auction. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $18.00 to $18.50 per Share. We will select the Purchase Price that will allow us to buy 9,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn. For purposes of determining the Purchase Price, those Shares that are tendered by stockholders agreeing to accept the Purchase Price determined in the Offer will be deemed to be tendered at the minimum price of $18.00. All Shares that we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" indicating that you will accept the Purchase Price we determine. You should understand that this election could have the effect of decreasing the Purchase Price determined by us which may result in your Shares being purchased at the minimum price of $18.00 per Share. If your Shares are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the expiration of the Offer (as defined in the Introduction). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See "Introduction" and Section 1.

How many Shares will be purchased?

        We will purchase 9,000,000 Shares in the Offer, or such lesser number of Shares as are properly tendered. The 9,000,000 Shares represent approximately 32% of our outstanding common stock as of March 31, 2005. If more than 9,000,000 Shares are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, except for "odd lots" (lots held by beneficial owners of less than 100 Shares), which will be purchased on a priority basis. We also expressly reserve the right to purchase additional Shares in an amount equal to up to 2% of the outstanding Shares, and could decide to purchase more Shares, subject to applicable legal requirements. The Offer is not conditioned on any minimum number of Shares being tendered by stockholders. See Section 1.

How will TNS pay for the Shares?

        We will need a maximum of approximately $166,500,000 to purchase 9,000,000 Shares, assuming the price paid per Share is $18.50. We anticipate that we will obtain the funds necessary to purchase Shares tendered in the Offer by borrowing funds under an amended and restated senior secured credit facility pursuant to the terms and conditions of the Commitment Letter (as defined in Section 9). At the time of the Offer, except as otherwise described herein, the Company does not have any alternative financing arrangements or plans in the event this source does not provide the funds necessary to fund the Offer. See Section 9.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

        We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 15 for a more detailed discussion of the extension and amendment of the Offer. We can also terminate the Offer under certain circumstances. See Section 7.

How will I be notified if the Offer is extended or amended?

        If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date (as that term is defined in the Introduction). We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires. The Offer will expire on Tuesday, May 3, 2005, at 5:00 p.m., New York City time, unless we extend the Offer. Therefore, unless the Offer is extended, you will be required to return the Letter of Transmittal no later than 5:00 p.m., New York City time, on Tuesday, May 3, 2005. We may choose to extend the Offer at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See "Introduction" and Sections 1 and 15.

Are there any conditions to the Offer?

        Yes. Our obligation to accept and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or before the Expiration Date (as defined in the Introduction), including:

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  Closing on an amended and restated senior secured credit facility pursuant to the terms and conditions contained in the Commitment Letter and on terms satisfactory to us, which will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses;

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  No significant decrease in the price of our common stock, or in the price of equity securities generally, and no significant adverse changes in the U.S. stock markets or credit markets, shall have occurred during the Offer;

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  No legal action shall be pending, or shall have been threatened or taken, that might adversely affect the Offer;

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  No one shall have proposed, announced or made a tender or exchange offer (other than the Offer), merger, business combination or other similar transaction involving us;

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  No material change in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the Offer; and

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  No one (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding common stock (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the "SEC") on or before April 4, 2005). In addition, no one who publicly disclosed such ownership on or before April 4, 2005 shall have acquired, or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding common stock. Finally, no one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

        For more information on conditions to the Offer, see Sections 7 and 9.

Following the Offer, will TNS, Inc. continue as a public company?

        The completion of the Offer in accordance with its conditions will not cause TNS to be delisted from the New York Stock Exchange (the "NYSE") or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 2.

How do I tender my Shares?

        To tender your Shares, prior to 5:00 p.m., New York City time, on Tuesday, May 3, 2005, unless the Offer is extended:

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  If you hold certificates in your own name, you must deliver the certificate(s) evidencing your Shares and a properly completed and duly executed Letter of Transmittal to the Depositary at the address appearing on the back cover of this Offer to Purchase;

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  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, the Depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or an Agent's Message, in the case of a book-entry transfer;

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  If you are an institution participating in the Depository Trust Company, which we refer to as the Book-Entry Transfer Facility, the Depositary must receive a confirmation of receipt of your Shares through the Automated Tender Offer Program and specific acknowledgement that you agree to the terms of, and to be bound by, the Letter of Transmittal; or

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  You must comply with the guaranteed delivery procedure outlined in Section 3.

        You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, can I withdraw my tendered Shares?

        Yes. You may withdraw your tendered Shares at any time before 5:00 p.m., New York City time, on Tuesday, May 3, 2005, unless we extend the Offer, in which case you can withdraw your Shares until the expiration of the Offer as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 5:00 p.m., New York City time, on Tuesday, May 31, 2005. See Section 4.

How do I withdraw Shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address or facsimile number appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will tendered Shares be purchased?

        First, we will purchase Shares from all holders of "odd lots" of less than 100 Shares who properly tender all of their Shares at or below the Purchase Price selected by us. Second, after purchasing all Shares from the "odd lot" holders, we will purchase Shares from all other stockholders who properly tender Shares at or below the Purchase Price selected by us, on a pro rata basis, subject to the conditional tender provisions described in Section 6. Third, if necessary to permit us to purchase 9,000,000 Shares (or such greater number of Shares as we elect to purchase in accordance with applicable SEC rules), Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us will be selected for purchase by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, all of the Shares that you tender in the Offer may not be purchased even if they are tendered at or below the Purchase Price selected by us. See Section 1.

Can I tender Shares in the Offer subject to the condition that a specified minimum number of Shares must be purchased?

        Yes, you may tender your Shares subject to this condition by following the procedures described in Section 6.

What do TNS and its Board of Directors think of the Offer?

        Our Board of Directors and a special committee of our Board of Directors composed of independent directors not affiliated with the GTCR Funds have approved the Offer. However, neither we nor our Board of Directors, the special committee, the Dealer Manager, Information Agent or

Depositary are making any recommendation as to whether you should tender or refrain from tendering your Shares or at what price you should tender your Shares. You must decide whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Shares with your broker, if any, or other financial advisor.

If I decide not to tender, how will the Offer affect my Shares?

        Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the Offer. See Section 2.

Will TNS' principal stockholders, directors and executive officers tender Shares in the Offer?

        The GTCR Funds have committed to tender 6,000,000 Shares pursuant to the Offer. See Section 12.

        Our directors (excluding the directors affiliated with the GTCR Funds) and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. See Section 12.

When and how will TNS pay me for the Shares I tender?

        We will pay the Purchase Price, in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date (as defined in the Introduction) of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Sections 1 and 5.

What is the recent market price of the Shares?

        On April 4, 2005, the last full trading day before the announcement of the Offer, the last reported sale price per Share on the NYSE was $18.35. You are urged to obtain current market quotations for your Shares prior to making your decision whether or not to tender pursuant to the Offer. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commission. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your nominee to determine whether any transaction costs may apply. See the Introduction and Section 3.

What are the U.S. federal income tax consequences if I tender my Shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. Your receipt of cash for your tendered Shares will generally be treated as either (1) a sale or exchange or (2) a dividend. See Section 14.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the related Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        We may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits TNS and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date,                    except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

Whom do I contact if I have questions about the Offer?

        Questions and requests for assistance may be directed to The Altman Group, our Information Agent, and Lehman Brothers, the Dealer Manager, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

        This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain certain statements that are not limited solely to historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases, such as "believes," "expects," "anticipates," "intends," "plans," "will," "estimates," "may," "could" and "should." These statements are not guarantees of performance. They are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our future results and stockholder value to differ materially from those expressed in these statements. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to, the following:

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  The number of Shares tendered and the price at which the Company determines to purchase Shares in the Offer;

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  Availability and cost of adequate financing on terms acceptable to the Company, including the ability of the Company to borrow up to approximately $240,000,000 in the form of an amended and restated senior secured credit facility pursuant to the terms and conditions of the Commitment Letter and on terms satisfactory to us;

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  The ability to achieve operating and financial targets;

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  A substantial portion of our revenue is generated from a small number of customers. For the year ended December 31, 2004, we derived approximately 27.8% of our total revenues from our five largest customers;

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  Our ability to sustain pricing for our data communications services is limited by pricing discounts sought by our customers during contract negotiations and the ability of our competitors to offer reduced pricing;

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  Our ability to sustain and increase revenues depends on the growth of the number of transactions processed by our customers and our ability to expand our business domestically and internationally;

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  Our business depends on the reliability, security and speed of our networks. If we are unable to maintain these network attributes at desired levels, our customers could decrease their use of our networks;

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  Following the Offer, the GTCR Funds will continue to own a significant amount of our common stock, which will limit your ability to influence our corporate actions. If we purchase 9,000,000 Shares, including 6,000,000 Shares from the GTCR Funds, the GTCR Funds will continue to own or control shares representing, in the aggregate, a 34.6% voting interest in the Company;

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  Future acquisitions or investments that may negatively affect our financial results;

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  The ability to attract and retain qualified management and personnel;

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  Potential liabilities and other claims that may be asserted against us;

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  Fluctuations in the market value of our common stock;

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  Changes in accounting practices;

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  Changes in general economic conditions;

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  The availability and terms of capital to fund the expansion of our business;

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  Changes in business strategy or development plans;

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  Delays in receiving payments for services provided;

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  The outcome of pending and any future tax audits and litigation associated with our tax positions;

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  The outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures; and

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  Other risk factors detailed in our filings with the SEC.

        We undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase. Notwithstanding any statement in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

        TNS, Inc., a Delaware corporation, invites our stockholders to tender shares of our common stock, $0.001 par value per share, for purchase by us. We are offering to purchase up to 9,000,000 Shares at a price not greater than $18.50 nor less than $18.00 per Share, net to the seller in cash, without interest.

        We will select the lowest purchase price (the "Purchase Price") that will allow us to buy 9,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price.

        The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the Offer. This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

        The Offer will expire at 5:00 p.m., New York City time, on Tuesday, May 3, 2005, unless extended (such date and time, as the same may be extended, the "Expiration Date"). We may, in our sole discretion, extend the period of time in which the Offer will remain open.

        Only Shares properly tendered at prices at or below the Purchase Price we select and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price selected by us will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares tendered at prices in excess of the Purchase Price that we select and Shares we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

        We reserve the right, in our sole discretion, to purchase more than 9,000,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including closing on an amended and restated senior secured credit facility pursuant to the terms and conditions contained in the Commitment Letter and on terms satisfactory to us, which will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses. See Sections 7 and 9.

        OUR BOARD OF DIRECTORS AND A SPECIAL COMMITTEE OF OUR BOARD OF DIRECTORS COMPOSED OF INDEPENDENT DIRECTORS UNAFFILIATED WITH THE GTCR FUNDS HAVE APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

        OUR CONTROLLING STOCKHOLDER, THE GTCR FUNDS, HAS COMMITTED TO TENDER 6,000,000 SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

        OUR DIRECTORS (OTHER THAN THE DIRECTORS AFFILIATED WITH THE GTCR FUNDS) AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER SHARES PURSUANT TO THE OFFER. SEE SECTION 12.

        If, at the Expiration Date, more than 9,000,000 Shares (or such greater number of Shares as we may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy Shares:

  •
  First, from all Odd Lot Holders (as defined in Section 1), who properly tender all of their Shares at or below the Purchase Price;

  •
  Second, on a pro rata basis from all other stockholders who properly tender their Shares at or below the Purchase Price, other than stockholders who tender conditionally at or below the Purchase Price and whose conditions are not initially satisfied; and

  •
  Third, by random lot, from stockholders who have tendered their Shares conditionally (for which the condition was not initially satisfied) at or below the Purchase Price.

        See Sections 1 and 6 for additional information concerning priorities and proration procedures.

        The Purchase Price will be paid net to the tendering stockholder in cash, without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on our purchase of Shares in the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or U.S. Internal Revenue Service ("IRS") Form W-8BEN obtained from the Depositary, whichever is applicable, may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See Section 3.

        As of March 31, 2005, we had 28,056,485 issued and outstanding shares, and 1,456,690 shares reserved for issuance upon exercise of outstanding stock options and vesting of outstanding restricted stock units under our stock compensation plans. The 9,000,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 32% of our outstanding common stock as of March 31, 2005. Our shares are listed and traded on the NYSE under the symbol "TNS." On April 4, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $18.35 per Share. Stockholders are urged to obtain current market quotations for the Shares prior to making a decision whether or not to tender pursuant to the Offer. See Section 8.

THE OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer, we will purchase 9,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn in accordance with Section 4 on or before the Expiration Date, at prices not greater than $18.50 nor less than $18.00 per Share, net to the seller in cash, without interest.

        In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (1) specify that they are willing to sell their Shares to us at the price determined in the Offer, or (2) specify the price, not greater than $18.50 nor less than $18.00 per Share (in multiples of $0.25), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share purchase price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices. We will select the lowest Purchase Price specified by stockholders that will allow us to buy 9,000,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price.

        Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Date.

        We reserve the right to purchase more than 9,000,000 Shares in the Offer, subject to certain limitations and legal requirements. In accordance with applicable regulations of the SEC, we may purchase in the Offer an additional number of Shares not to exceed 2% of our currently outstanding common stock (approximately 561,000 Shares) without amending or extending the Offer. See Section 15.

        In the event of an oversubscription of the Offer, Shares tendered at or below the Purchase Price on or before the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date.

        If we (1) increase the price that may be paid for Shares above $18.50 per Share or decrease the price that may be paid for Shares below $18.00 per Share, (2) materially increase the Dealer Manager's fee, (3) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares, or (4) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least 10 business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

        The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including closing on an amended and restated senior secured credit facility pursuant to the terms and conditions contained in the Commitment Letter and on terms satisfactory to us, which will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses. See Sections 7 and 9.

        Priority of Purchases.    If more than 9,000,000 Shares (or such greater number of Shares as we may elect to purchase) have been properly tendered at prices at or below the Purchase Price selected by us and not properly withdrawn on or before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

  •
  First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below), who:

  (1)
  tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price selected by us (tenders of less than all of the Shares owned by the Odd Lot Holder will not qualify for this preference); and

  (2)
  completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

  •
  Second, after the purchase of all of the Shares properly tendered by Odd Lot Holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares tendered at prices at or below the Purchase Price on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, based on the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of all Shares tendered (other than those tendered by Odd Lot Holders which are given priority as described above). This ratio will be applied to stockholders tendering their Shares (including the GTCR Funds) to determine the number of Shares that will be purchased from each tendering stockholders in the Offer; and

  •
  Third, if necessary to permit us to purchase 9,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Purchase Price selected by us and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all of the Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares from the tendering stockholder, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Purchase Price.

        Odd Lots.    The term "Odd Lots" means all Shares that are tendered by stockholders at or below the Purchase Price selected by us who owned beneficially or of record an aggregate of fewer than 100 Shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an "Odd Lot Holder"). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder which holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any Odd Lot Holder wishing to tender all of its Shares in the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered Shares is required, we will determine the Proration Factor promptly following the Expiration Date. The "Proration Factor" shall be equal to the ratio of the remaining number of Shares to be purchased by us in the Offer to the number of Shares tendered by all stockholders, other than Odd Lot Holders, at or below the Purchase Price selected by us. Proration will also be subject to the procedures described above under "Priority of Purchases." Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the Odd Lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final Proration Factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

        As described in Section 14, the number of Shares that we will purchase from a stockholder in the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder's decision whether to tender Shares and whether to condition any tender upon our purchase of a stated number of Shares held by such stockholder. The Letter of Transmittal affords each tendering stockholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Purpose of the Offer; Certain Effects of the Offer

        Purpose of the Offer.    We intend to purchase up to 9,000,000 shares of our common stock in the Offer, representing approximately 32% of our outstanding common stock as of March 31, 2005. The GTCR Funds have committed to tender 6,000,000 Shares pursuant to the Offer and have agreed not to sell any of their remaining Shares for a period commencing on April 5, 2005 and ending 90 days after completion of the Offer.

        In determining to proceed with the Offer, a special committee of the Board of Directors composed of independent directors not affiliated with the GTCR Funds has reviewed, with the assistance of management and outside advisors, our strategic plan, our use of cash flows from operations for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using our available financial resources. The special committee also considered our capital structure, free cash flow, financial position, the anticipated cost and availability of financing and the market price of our common stock, as well as our operations, strategy and expectations for the future. Upon the recommendation and approval of the special committee, the Board of Directors has approved the Offer and believes that the terms of the Offer are fair to the Company. This should not be viewed, however, as a finding that the Offer price range represents the "fair value" of the Shares, and stockholders must make their own judgment of whether to tender Shares within the Offer price range.

        In March 2004, we completed the initial public offering of our common stock. Immediately following the completion of the offering, the GTCR Funds owned 19.2 million shares of our common stock, which represented approximately 72% of our outstanding common stock. In October 2004, we completed a secondary offering through the sale of common stock by the Company, the GTCR Funds and other stockholders. Immediately following the completion of the secondary offering, the GTCR Funds owned approximately 15.6 million shares of our common stock, which represented approximately 56% of our outstanding common stock. In February 2005, the GTCR Funds distributed 3 million shares of our common stock to the limited partners of the GTCR Funds, including approximately 400,000 shares distributed to affiliates of the GTCR Funds. After the distributions, the GTCR Funds beneficially owned approximately 12.9 million shares or approximately 46% of our outstanding common stock. Following these distributions, the GTCR Funds sold approximately 300,000 Shares. The GTCR Funds currently beneficially own approximately 45% of our outstanding common stock.

        In determining the number of Shares to purchase in the Offer, the special committee of the Board of Directors, with the assistance of management and outside advisors, considered a broad range of factors, including our financial structure, financial condition, operations, competitive position, resources and prospects, the current market prices of the Shares, the desire for future financial flexibility, the expected availability and cost of financing and the amount of stock held by the GTCR Funds and the rights that arise from such holdings. See Section 12. The special committee of the Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business.

        Based on the foregoing, the Board of Directors and the special committee of the Board of Directors have determined that increasing our indebtedness to fund the Offer is a prudent use of our financial resources. In particular, the Board of Directors and the special committee believe the Offer will enable us to repurchase a substantial part of the Shares held by the GTCR Funds, which are otherwise entitled to registration for sale pursuant to the Securities Act and eligible for sale in the open market pursuant to Securities Act Rule 144. See Section 12. The Offer will also provide other stockholders with the opportunity to tender all or a portion of their Shares on the same terms. Conversely, the Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in TNS and our future results. In addition, the Board of Directors and the special committee believe the Offer provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales.

        The special committee unanimously approved the Offer and recommended it to the Board of Directors, and the Board of Directors (with directors affiliated with the GTCR Funds abstaining) accepted the recommendation of the special committee and approved the Offer. However, neither we nor our Board of Directors, the special committee, the Dealer Manager, the Information Agent or the Depositary are making any recommendation to stockholders as to whether to tender or refrain from tendering their Shares or as to the price at which stockholders should tender their Shares, and none of them have authorized any person to make any recommendation. Stockholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors and make their own decision whether to tender and, if so, how many Shares to tender and the price or prices at which to tender them.

        Potential Benefits of the Offer.    We believe that the Offer may provide several benefits to us and our stockholders, including:

  •
  If the Offer is completed, the GTCR Funds' holdings will be significantly reduced, decreasing the potential for disruptions to the share price by future offerings or distributions of shares by the GTCR Funds;

  •
  The Offer and related anticipated borrowings will provide a capital structure that makes greater use of financial leverage at expected interest rates, thus making possible improved earnings per share for our continuing stockholders;

  •
  Capitalizing on pricing in the current debt markets that we believe to be attractive;

  •
  After the Offer is completed, we believe that our anticipated financial condition, access to capital and cash flow from operations will provide us with adequate financial resources to fund future capital expenditures and other obligations; and

  •
  If we complete the Offer, we will return cash to our stockholders who elect to dispose of their shares, while stockholders who do not tender will increase their percentage ownership in TNS.

        Potential Risks and Disadvantages of the Offer.    The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including:

  •
  If we complete the Offer, our indebtedness and interest expense would increase. This may increase the interest rates we pay and may adversely affect the terms of our future indebtedness;

  •
  By increasing our indebtedness, the Offer is expected to reduce our ability to engage in significant cash acquisitions. Increased indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenses. There can be no assurance that we would be able to raise debt or equity financing in the future;

  •
  The Offer may reduce our "public float," which is the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets. This reduction in our public float could result in a lower stock price and/or reduced liquidity in the trading market for our common stock following completion of the Offer; and

  •
  In addition, if any Shares are accepted in the Offer, the number of outstanding Shares remaining will decrease and effectively give option holders a greater percentage ownership interest in the Company on a fully-diluted basis.

        Certain Effects of the Offer.    Upon the completion of the Offer, non-tendering stockholders will own a greater percentage interest in the Company. Assuming that 9,000,000 Shares are purchased in response to the Offer and that our executive officers and directors not affiliated with the GTCR Funds do not tender any Shares, the relative percentage of Shares beneficially owned by our executive officers and directors in the aggregate will decrease from approximately 53% to approximately 47%. Assuming that 9,000,000 Shares are purchased in response to the Offer and that the GTCR Funds tender 6,000,000 Shares, the relative percentage of shares beneficially owned by the GTCR Funds in the aggregate will decrease from approximately 45% to approximately 35%. If non-affiliate stockholders tender less than 3,000,000 Shares and/or the GTCR Funds tender more than 6,000,000 Shares, the GTCR Funds' proportional holdings would further decrease.

        As further described in Section 9 below, it is anticipated that the Offer will be funded with money borrowed under an amended and restated senior secured credit facility to be entered into in connection with the refinancing of our existing credit facility. Accordingly, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our closing on this facility pursuant to the terms and conditions contained in the Commitment Letter and on terms satisfactory to us, which will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses.

        After the Offer is completed, we believe that our expected cash flow from operations and anticipated access to our credit facility and capital markets will be adequate for our needs. However, our actual experience may differ significantly from our expectations and there can be no assurance that our action in utilizing a significant portion of our financial resources in this manner will not adversely affect our ability to operate our business or pursue opportunities we believe are advantageous to us and our stockholders. Future events may adversely and materially affect our business, expenses or prospects and could affect our available cash or the availability and/or cost of external financial resources.

        As of December 31, 2004, the net book value per Share of our common stock was $8.66. Assuming that the 9,000,000 Shares sought to be purchased by us had been acquired on such date at a maximum price of $18.50 per Share, the adjusted net book value per Share as of that date would have been $3.90. See Section 10.

        Non-tendering stockholders will realize a proportionate increase in their relative ownership interest in the Company and thus in our future earnings and assets, subject to our right to issue additional Shares of common stock and other equity securities in the future. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

        We may make stock repurchases from time to time on the open market and/or in private transactions. Whether or not we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders than the terms of the Offer. Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

        Shares that we acquire in the Offer will be restored to the status of authorized but unissued Shares and will be available for us to issue in the future without further stockholder action (except as required by applicable law or NYSE rules) for all purposes, such as issuance under our incentive stock plans, the acquisition of other businesses or the raising of additional capital for use in our business. We have no current plans for the issuance of Shares purchased in the Offer.

        Depending upon the extent of participation by non-affiliated stockholders in the Offer, our purchase of Shares in the Offer may materially reduce the number of Shares that might otherwise trade publicly and may materially reduce the number of our stockholders. This may reduce the volume of trading in our Shares and make it more difficult to buy or sell significant amounts of our Shares without materially affecting the market price. However, even if we purchase 9,000,000 Shares in the Offer, more than 19,000,000 Shares will remain outstanding. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares in the Offer will cause our remaining Shares to be delisted from the NYSE.

        Our Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

        Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish information to our stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

        Three persons affiliated with the GTCR Funds currently are members of our Board of Directors. Their continued service on the Board of Directors will not be affected by the Offer.

        Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present dividend rate or policy, our capitalization, indebtedness, corporate structure or business;

  •
  any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

  •
  our ceasing to be authorized to be listed on the NYSE;

  •
  our common stock becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities; or

  •
  any changes in our certificate of incorporation, bylaws or other governing instruments, or other actions that could impede the acquisition of control of us.

3.     Procedures for Tendering Shares

        Proper Tender of Shares.    For Shares to be tendered properly in the Offer:

  •
  the certificates for the Shares, or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, (b) an Agent's Message (as defined below) in the case of a book-entry transfer, or (c) the specific acknowledgement in the case of a tender through the Automated Tender Offer Program (as described below) of the Book-Entry Transfer Facility (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either (1) check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer" or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Stockholder," indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

        If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Offer." Note that this election could have the effect of decreasing the Purchase Price determined by us which may result in the tendered Shares being purchased at the minimum price of $18.00 per Share. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.

        If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check a box under the section captioned "Shares Tendered at Price Determined by Stockholder." Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price.

        Odd Lot Holders must tender all of their Shares and also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

        Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether any transaction costs may apply.

        Signature Guarantees and Method of Delivery. No signature guarantee is required if:

          (a)   The Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

          (b)   Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constitutes an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal.

        If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to (or Shares not purchased or tendered are to be issued to) a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        In all cases, payment for Shares tendered and accepted for payment in the Offer will be made only after timely receipt by the Depositary of certificates for the Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal, an Agent's Message, in the case of a book-entry transfer, or the specific acknowledgment, in the case of a tender through the Automated Tender Offer Program, of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal.

        The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, we recommend that stockholders use registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgment in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgement from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Participants in the Book-Entry Transfer Facility may tender their Shares in accordance with the Automated Tender Offer Program to the extent it is available to them for the Shares they wish to tender. A stockholder tendering through the Automated Tender Offer Program must expressly acknowledge that the stockholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against that stockholder.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the Offer and the certificates evidencing those Shares are not immediately available or cannot be delivered to the Depositary on or before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary on or before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

          (1)   the tender is made by or through an Eligible Institution;

          (2)   the Depositary receives by hand, mail, overnight courier or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form we have provided with this Offer to Purchase, including (where required) a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery;

          (3)   the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, an Agent's Message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery; and

          (4)   as to any tender of Shares which are to be acquired by employees upon exercise of stock options, we may elect to guarantee delivery of such Shares if and to the extent such Shares are purchased in the Offer.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        TNS Stock Options.    We are not offering, as part of the Offer, to purchase any stock options outstanding and tenders of stock options will not be accepted. Holders of stock options who wish to participate in the Offer may exercise their stock options and purchase Shares, and then tender the Shares under the Offer, provided that any exercise of a stock option and tender of Shares is in accordance with applicable law and the terms of the applicable plan and option agreements. In no event are any stock options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of a stock option cannot be revoked even if all or a portion of the Shares received upon the exercise or conversion and tendered in the Offer are not purchased in the Offer for any reason.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and our interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not, and none of the Dealer Manager, the Information Agent, the Depositary or any other person will, be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the "shares or equivalent securities at least equal to the shares being tendered" and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and conditions of the Offer.

        U.S. Federal Income Tax Backup Withholding.    Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain "exempt recipients" (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN (or successor form), signed under penalties of perjury, attesting to that stockholder's exempt status. This statement can be obtained from the Depositary. See Instruction 14 of the Letter of Transmittal.

        To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to stockholders for Shares purchased pursuant to the Offer, each stockholder that is a United States Holder and does not otherwise establish an exemption from the backup withholding must provide the Depositary with the stockholder's correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

        Withholding for Non-United States Holders.    Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless the Depositary determines that a reduced rate of withholding is available under a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to the United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before the payment is made which certifies that the Non-United States Holder is entitled to the benefits of the applicable tax treaty. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder's status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid documentation concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

        A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-United States Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

        Lost or Destroyed Certificates.    Stockholders whose certificates for part or all of their Shares have been lost, stolen, misplaced or destroyed should promptly notify the Depositary by checking the box immediately following the box entitled "Description of Shares Tendered" in the Letter of Transmittal and indicating the number of Shares so lost, destroyed or stolen, in accordance with Instruction 15 of the Letter of Transmittal. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificates evidencing the lost, destroyed or stolen Shares. Stockholders are requested to notify the Depositary immediately in order to permit timely processing of this documentation.

        Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us.

Any documents delivered to us will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.     Withdrawal Rights

        Shares tendered in the Offer may be withdrawn at any time on or before the Expiration Date and, unless already accepted for payment by us in the Offer, may also be withdrawn at any time after 5:00 p.m., New York City time, on Tuesday, May 31, 2005. In the event of any modification of the terms of the Offer, additional withdrawal rights will be available and announced. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

        For a withdrawal to be effective, a notice of withdrawal specifying (i) the name of the tendering stockholder, (ii) the number of Shares to be withdrawn and (iii) the name of the registered holder of the Shares (if different from that of the person who tendered the Shares) must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at its address or facsimile number set forth on the back cover of this Offer to Purchase. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the Notice of Withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered in accordance with the procedure for book-entry transfers described in Section 3, the Notice of Withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. In the event a stockholder has submitted multiple Letters of Transmittal in order to tender Shares at multiple prices, a separate notice of withdrawal must be submitted in accordance with the terms of this Offer with respect to each separate Letter of Transmittal in order for such withdrawals to be effective, as applicable.

        All questions as to the form and validity, including the time of receipt, of any Notice of Withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither we nor any of the Dealer Manager, Depositary, Information Agent or any other person will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will any of them incur liability for failure to give such notice.

        Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered on or before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares in the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

        Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.     Purchase of Shares and Payment of Purchase Price

        Promptly following the Expiration Date, we (1) will determine which stockholders tendered Shares at or below the Purchase Price selected by us, and (2) will accept for payment and pay for (and thereby purchase) up to 9,000,000 Shares which are properly tendered at prices at or below the Purchase Price determined by us and not properly withdrawn on or before the Expiration Date. For purposes of the

Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the "odd lot" priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

        We will accept for payment and pay the per Share Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Shares, or of a timely Book-Entry Confirmation of Shares into the Depositary's account at the Book-Entry Transfer Facility, and a properly completed and duly executed Letter of Transmittal, an Agent's Message, in the case of a book-entry transfer, or the specific acknowledgement, in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other required documents.

        We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

        In the event of proration, we will determine the Proration Factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price determined by us and Shares not purchased due to proration or conditional tenders will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering stockholders. We will not pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Sections 7 and 9.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased in the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 8 of the Letter of Transmittal.

        Any tendering stockholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the stockholder or other payee in the Offer. See Section 3. Also see Section 14 regarding U.S. federal income tax consequences for stockholders that are Non-United States Holders.

6.     Conditional Tender of Shares

        Under certain circumstances and subject to the exceptions for Odd Lot Holders described in Section 1, we may prorate the number of Shares purchased in the Offer. As discussed in Section 14, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of Shares from the stockholder in the Offer in such a manner that it will be treated as a sale of such Shares by the stockholder, rather than the payment of a dividend to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered must be purchased if any Shares tendered are purchased. Each stockholder is urged to consult with his or her own tax advisor.

        If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. In this box in the Letter of Transmittal and the Notice of Guaranteed Delivery, you must calculate and appropriately indicate the minimum number of Shares that must be purchased from you if any are to be purchased. After the Offer expires, if more than 9,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn and will be returned promptly after the Expiration Date, unless chosen by lot for reinstatement as discussed in the next paragraph.

        After giving effect to these withdrawals, we will accept the remaining Shares properly and unconditionally tendered, on a pro rata basis, if necessary. If we are able to purchase all of the remaining unconditionally tendered Shares and the number of Shares that we would purchase would be below 9,000,000 Shares, then, to the extent feasible, we will select enough of the conditional tenders (including those that would otherwise have been deemed withdrawn pursuant to the immediately preceding paragraph, if such stockholders conditionally tendered all of their Shares) to permit us to purchase 9,000,000 Shares. In selecting these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their Shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of Shares to be purchased.

7.     Conditions of the Offer

        Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time on or after April 5, 2005 and on or before the Expiration Date, any of the following events have occurred (or have been determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment:

  •
  we are or will be unable to close on an amended and restated senior secured credit facility pursuant to the terms and conditions contained in the Commitment Letter and satisfactory to us, which will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses;

  •
  there is pending, or has been threatened or instituted, any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

          (a)   challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Shares in the Offer or otherwise relates in any manner to the Offer; or

          (b)   in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business or any of our subsidiaries' business or materially impair the contemplated benefits of the Offer to us;

  •
  there has been any action threatened, instituted, pending or taken, including any settlement, or any approval withheld, or any law, statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced, applicable or deemed to be applicable to the Offer or to us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

          (a)   make the acceptance for payment of, or payment for, some or all of the Shares illegal, or otherwise restrict or prohibit consummation of the Offer;

          (b)   delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares;

          (c)   materially impair the contemplated benefits of the Offer to us; or

          (d)   materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

  •
  there has occurred any of the following:

          (a)   any general suspension of trading in, or limitation on prices for, securities in any U.S. national securities exchange or in the over-the-counter market;

          (b)   the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (c)   the commencement of a war, armed hostilities or other international or national calamity, including an act or acts of terrorism, directly or indirectly involving the United States;

          (d)   any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States;

          (e)   any significant decrease in the market price of our common stock or in the market prices of equity securities generally in the United States, any significant increase in the interest rate, distribution rate or other significant change in the terms for debt security offerings in the U.S., or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits of the Offer to us; or

          (f)    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of our Shares (other than the Offer), or any merger, acquisition proposal, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

          (a)   any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before April 4, 2005); or

          (b)   any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before April 4, 2005 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our Shares or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities, other than in connection with a transaction authorized by our Board of Directors;

  •
  any change or changes have occurred or are threatened in our or our subsidiaries' business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or the benefits of the Offer to us;

  •
  the consummation of the Offer and the purchase of the Shares may cause our common stock to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act; or

  •
  the Board of Directors does not receive an opinion as to the solvency of the Company as of the completion of the Offer.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time on or before the Expiration Date in our reasonable discretion, except for those conditions dependent upon compliance with applicable law. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time on or before the Expiration Date in our reasonable discretion. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. Any determination by us concerning the events described above will be final and binding on all parties.

8.     Price Range of Shares; Dividends

        Our common stock is listed for trading on the NYSE under the symbol "TNS" and began trading on the NYSE on March 16, 2004. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE.

Fiscal Year Ended December 31, 2004	HIGH	LOW
First quarter ended March 31, 2004 (beginning March 16, 2004)	$19.50	$17.70
Second quarter ended June 30, 2004	$23.75	$19.15
Third quarter ended September 30, 2004	$22.56	$19.30
Fourth quarter ended December 31, 2004	$22.84	$19.16
Fiscal Year Ended December 31, 2005
First quarter ended March 31, 2005	$22.70	$16.72

        On April 4, 2005, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $18.35. We urge stockholders to obtain current market quotations for the Shares.

        We have never declared or paid any cash dividends on our common stock. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain any future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent on earnings, financial condition, operating results, capital requirements, any contractual restrictions and other factors that our Board of Directors deems relevant. In addition, our senior secured credit facility contains limitations on our ability to declare and pay cash dividends.

9.     Source and Amount of Funds

        Assuming that the maximum 9,000,000 Shares are tendered in the Offer at a price between $18.00 and $18.50 per Share, the aggregate Purchase Price will range from approximately $162,000,000 to $166,500,000. We expect that our fees and expenses for the Offer, including fees and expenses for the credit facility described below, will be approximately $4,200,000.

        We intend to obtain the funds necessary to purchase Shares tendered in the Offer with net proceeds of a $240,000,000 amended and restated senior secured credit facility. While we have obtained a commitment for this facility, this commitment is contingent on the satisfaction of various conditions as further described below. Accordingly, as discussed in Section 7, in addition to the other conditions described in this Offer to Purchase, the Offer will be subject to our closing on this facility pursuant to the terms and conditions contained in the Commitment Letter, and on terms satisfactory to us, that will be sufficient to purchase the Shares pursuant to the Offer, refinance our existing credit facility and pay related fees and expenses. We do not have alternative financing plans.

        Commitment Letter.    The following summary of the material terms of the commitment letter, dated as of April 4, 2005, from General Electric Capital Corporation ("GE Capital") is qualified in its entirety by the terms of the actual commitment letter, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule TO (the "Commitment Letter"). The following summary may not contain all of the information about the Commitment Letter that is important to you. We encourage you to read the Commitment Letter carefully and in its entirety.

        GE Capital has issued a commitment, subject to the terms and conditions set forth in the Commitment Letter, to provide up to $240,000,000 in financing to us, consisting of two amended and restated facilities (the "Amended and Restated Facilities"): a senior term loan facility in an aggregate principal amount of $210,000,000 (the "Amended Term Facility") and a senior revolving credit facility in an aggregate principal amount of $30 million (the "Amended Revolving Facility"). The Amended and Restated Facilities will be used to refinance outstanding indebtedness under our existing credit facility and for general corporate purposes (including but not limited to the redemption or purchase of outstanding securities of the Company).

        The Amended Term Facility will provide for a seven year maturity and will amortize in non-ratable quarterly installments. The Amended Revolving Facility will provide for a five year maturity. Interest on the outstanding balances under the Revolving Facility is payable, at our option, at an alternate base rate (or Index Rate as that term is defined in the Commitment Letter), plus a margin range from 0.50% to 1.00% depending on our long-term unsecured debt rating and our Leverage Ratio (to be defined in the definitive loan documentation), or at the London Interbank Offered Rate ("LIBOR"), plus a margin ranging from 1.50% to 2.00%, depending on our long-term unsecured debt rating and our Leverage Ratio (to be defined in the definitive loan documentation). Interest on the outstanding balances under the Amended Term Facility is payable, at our option, at an alternate base rate (or Index Rate as that term is defined in the Commitment Letter) plus a margin ranging from 0.50% to 1.00%, or at LIBOR plus a margin ranging from 1.50% to 2.00%, depending on our long-term unsecured debt rating and our Leverage Ratio (to be defined in the definitive loan documentation).

        The terms of the Amended and Restated Facilities will require us to make an annual prepayment in an amount that may range from 25% to 50% of our "excess cash flow" (as such term will be defined in the definitive loan documentation) to the extent that certain leverage ratios are realized by us subject to certain reductions.

        We may make optional prepayments of loans under the Amended and Restated Facilities, in whole or in part, subject to the Company paying a LIBOR-based breakage fee in connection with any option prepayment of LIBOR-based borrowings on a day other than the last day of the relevant interest period for that borrowing.

        The funding of the Amended and Restated Facilities is subject to customary conditions precedent, including:

  •
  The execution and delivery of definitive loan documentation for the Amended and Restated Facilities;

  •
  The absence of any material adverse change with respect to the financial condition, collateral, operations, industry or business of the Company, or the Company and all of its subsidiaries taken as a whole;

  •
  The absence of any litigation relating to the Offer or any other litigation which could reasonably be expected to have a material adverse effect upon the financial condition, collateral, operations, industry or business of the Company, or the Company and all of its subsidiaries taken as a whole;

  •
  A minimum trailing twelve month EBITDA of not less than $64,800,000 for the most recently ended quarter for which financial statements are available;

  •
  A total indebtedness on a consolidated basis (including the Amended and Restated Facilities) as of the closing that does not exceed $230,000,000 and the ratio of such total indebtedness to adjusted EBITDA of less than 3.55 to 1.00 as of the closing;

  •
  The absence of any default under the definitive loan documentation; and

  •
  The accuracy of all representations and warranties made in the definitive loan documentation.

        The terms of the Amended and Restated Facilities will provide for customary representations and warranties and negative and affirmative covenants, and will also include customary events of default such as payment defaults, cross-defaults to other indebtedness of the Company, bankruptcy and insolvency, and a change in control.

        We currently intend to repay amounts borrowed under the Amended and Restated Facilities from available cash flow or the proceeds of equity offerings or other borrowings from time to time.

        We expect that any undrawn funds under the Amended Revolving Facility, following the consummation of the Offer, will be generally available to meet our business needs.

        General.    We will incur increased indebtedness in connection with the Offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on us, including, but not limited to, the following: (i) our credit rating may be reduced; (ii) our ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, or any such financing may not be available on terms favorable to us; (iii) a substantial portion of our cash flow could be required for debt service and, as a result, might not be available for our operations or other purposes; (iv) any substantial decrease in net operating cash flows or any substantial increase in expenses could make it difficult for us to meet our debt service requirements or force us to modify our operations or sell assets; (v) our ability to withstand competitive pressures may be decreased; and (vi) our level of indebtedness may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

        Our ability to repay expected borrowings under the Amended and Restated Facilities, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Forward-Looking Statements."

        Management believes that cash flows from operations, amounts available under the Amended and Restated Facilities and our anticipated access to equity and debt markets are sufficient to meet our expected liquidity needs.

10.   Financial Information

        Historical Financial Information.    We incorporate by reference the financial information included in Item 8 (beginning on page 45) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. You should refer to Section 11 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Summary Historical Consolidated Financial Data.    The following table sets forth our summary historical consolidated financial data for the years ended December 31, 2004, 2003 and 2002 and certain selected ratios and financial position for the years ended and as of December 31, 2004, 2003 and 2002. This financial data has been derived from, and should be read in conjunction with the audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2004. The selected ratios are unaudited and, in the opinion of our management, include all adjustments, consisting only of normally recurring adjustments, necessary for a fair presentation of the data.

TNS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31, 2002	Year ended December 31, 2003	Year ended December 31, 2004
	(in thousands, except per share and share amounts)
Income Statement Data:
Revenues	$202,180	$223,353	$249,112
Operating expenses:
Cost of network services, exclusive of the items shown separately below	108,392	119,990	120,356
Engineering and development	10,638	11,560	14,688
Selling, general, and administrative	33,063	37,284	49,264
Depreciation and amortization of property and equipment	16,480	20,220	20,205
Amortization of intangible assets	23,150	25,769	28,573
Costs of terminated initial public offering	1,473	—	—

Total operating expenses	193,196	214,823	233,086

Income from operations	8,984	8,530	16,026
Interest expense	(11,917)	(11,272)	(7,341)
Interest income	160	154	305
Other income, net	755	2,390	1,296

Income (loss) before income taxes and equity in net loss of unconsolidated affiliates	(2,018)	(198)	10,286
Income tax provision	(45)	(838)	(4,263)
Equity in net loss of unconsolidated affiliates	(364)	(64)	(1,039)

Net income (loss)	(2,427)	(1,100)	4,984
Dividends on preferred stock	(14,630)	(15,060)	(3,428)

Net income (loss) attributable to common stockholders	$(17,057)	$(16,160)	$1,556

Basic and diluted net income (loss) per common share	$(1.38)	$(1.31)	$0.06

Basic weighted average common shares outstanding	12,371,913	12,373,335	24,114,348

Diluted weighted average common shares outstanding	12,371,913	12,373,335	24,449,283

TNS, INC.
OTHER UNAUDITED HISTORICAL DATA

	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004
Other Income Statement Data:
Ratio of earnings to fixed charges	0.8x	1.0x	2.4x
	As of December 31, 2002	As of December 31, 2003	As of December 31, 2004
Other Balance Sheet Data:
Ratio of total debt to total capitalization	55%	52%	17%
Book value (deficit) per common share	$(1.77)	$(3.03)	$8.66

        Summary Unaudited Pro Forma Consolidated Financial Data.    The following tables set forth summary unaudited pro forma consolidated financial data for the year ended December 31, 2004, certain ratios for the year ended December 31, 2004 and our financial position at December 31, 2004. This summary unaudited pro forma consolidated financial data gives effect to the purchase of Shares pursuant to the Offer, our initial public offering completed on March 16, 2004 and our follow-on offering completed during the fourth quarter of 2004 and certain related transactions as follows, as if each had occurred on January 1, 2004 for purposes of the unaudited pro forma consolidated statement of operations and on December 31, 2004 for purposes of the unaudited pro forma consolidated balance sheet:

  •
  the purchase of 9,000,000 shares of common stock in the Offer at a purchase price of $18.50 per share with borrowings under the amended and restated senior secured credit facility pursuant to the terms and conditions contained in the Commitment Letter summarized in Item 9 above;

  •
  the sale of 1,084,744 shares of common stock on October 1, 2004 and the sale of 118,232 shares of common stock on November 1, 2004 in connection with our follow-on offering and the underwriters exercise of a portion of their over-allotment option at an offering price of $20.00 per share;

  •
  the sale on March 16, 2004 of 4,420,000 shares of common stock in the initial public offering at an offering price of $18.00 per share;

  •
  the conversion of the Class A redeemable convertible preferred stock, plus accrued and unpaid dividends, into 9,984,712 shares of common stock upon completion of the initial public offering at an offering price of $18.00 per share; and

  •
  the redemption and extinguishment of the previous senior secured credit facility that was in place prior to March 16, 2004, and the existing senior secured credit facility that is currently in place, and the payment of related financing costs from the borrowings under the amended and restated senior secured credit facility.

        In connection with the Offer and the related transactions, we will record a write-off of approximately $1.2 million of unamortized deferred financing costs and record the related tax benefit of approximately $0.5 million attributable to the repayment of the existing senior secured credit facility through borrowings under the amended and restated senior secured credit facility. As this charge is non-recurring in nature, we have not given effect to it in the pro forma consolidated statement of operations. However, the pro forma consolidated balance sheet as of December 31, 2004 gives effect to such transaction as if it occurred on December 31, 2004.

        The summary unaudited pro forma consolidated financial data is based upon currently available information, assumptions and estimates, which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The summary unaudited pro forma consolidated financial data is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of January 1, 2004 or December 31, 2004. The summary unaudited pro forma consolidated financial data should be read in connection with our historical consolidated financial statements together with the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2004.

        This summary unaudited pro forma consolidated financial data has been included herein for informational and comparative purposes only. We have included the summary unaudited pro forma consolidated financial data solely for the purpose of providing stockholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer under "Forward-Looking Statements."

TNS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004

	TNS, Inc.	Adjustments		Pro forma
	(in thousands, except per share and share amounts)
Revenues	$249,112	$—		$249,112
Operating expenses:
Cost of network services	120,356	—		120,356
Engineering and development	14,688	—		14,688
Selling, general and administrative	49,264	—		49,264
Depreciation and amortization of property and equipment	20,205	—		20,205
Amortization of intangible assets	28,573	—		28,573

Total operating expenses	233,086	—		233,086
Income from operations	16,026	—		16,026
Interest expense	(7,341)	(470	)(A)	(7,811)
Interest and other income, net including equity in loss of unconsolidated affiliates	562	—		562

Income before income taxes	9,247	(470)		8,777
Income tax provision	(4,263)	188	(B)	(4,075)

Net income	4,984	(282)		4,702
Dividends on preferred stock	(3,428)	3,428	(C)	—

Net (loss) income attributable to common stockholders	$1,566	$3,146		$4,702

Basic earnings per common share	$0.06			$0.25

Diluted earnings per common share	$0.06			$0.24

Basic weighted average common shares outstanding	24,114,348			18,984,022	(D)

Diluted weighted average common shares outstanding	24,449,283			19,318,957	(D)

TNS, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of December 31, 2004

	TNS, Inc.	Adjustments		Pro forma
		(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$19,788	$—		$19,788
Accounts receivable, net	47,896	—		47,896
Other current assets	9,349	—		9,349

Total current assets	77,033	—		77,033

Property and equipment, net	50,587	—		50,587
Identifiable intangible assets, net	205,208	—		205,208
Goodwill	5,386	—		5,386
Other assets	18,198	1,786	(E)	19,984

Total assets	$356,412	$1,786		$358,198

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$9,000	$(7,425)		$1,575
Accounts payable, accrued expenses and other current liabilities	43,528	(486	)(H)	43,042
Deferred revenue	14,419	—		14,419

Total current liabilities	66,947	(7,911)		59,036

Long-term debt, net of current portion	42,000	178,150	(F)	220,150
Other liabilities	4,967	—		4,967

Total liabilities	113,914	170,239		284,153

Stockholders' equity:
Common stock and additional paid-in capital	281,794	(167,725	)(G)	114,069
Accumulated deficit	(37,333)	(728	)(H)	(38,061)
Deferred stock compensation	(4,766)	—		(4,766)
Accumulated other comprehensive loss	2,803	—		2,803

Total stockholders' equity	242,498	(168,453)		74,045

Total liabilities and stockholders' equity	$356,412	$1,786		$358,198

TNS, INC.
OTHER UNAUDITED DATA

Year Ended December 31, 2004
	Historical	Pro forma (I)
Other Income Statement Data:
Ratio of earnings to fixed charges	2.4x	2.3x
	As of December 31, 2004
	Historical	Pro forma (I)
Other Balance Sheet Data:
Ratio of total debt to total capitalization	17%	75%
Book value per common share	$8.66	$3.90

TNS, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(A)
Reflects the reduction of interest expense due to the repayment of $149.4 million of indebtedness under the previous and existing senior secured credit facilities through the application of the net proceeds from the initial public offering and follow-on offering and the incremental interest expense as a result of borrowings under an amended and restated senior secured credit facility of $226.4 million and incurrence of related deferred financing costs of $3.0 million as follows (dollars in thousands):

Year ended December 31, 2004
Interest on previous and existing senior secured credit facility	$4,149
Amortization of deferred financing costs related to our previous and existing senior secured credit facility and write-off of deferred financing costs related to our previous senior secured credit facility	3,116
Interest on our amended and restated senior secured credit facility (assumes a weighted average interest rate of 3.2%)	(7,258)
Amortization of deferred financing costs related to our amended and restated senior secured credit facility	(477)

$(470)

(B)
Reflects the incremental provision for state and federal income taxes assuming an effective rate of 40.0%.

(C)
Reflects the elimination of dividends on preferred stock as a result of the conversion of the outstanding shares of Class A redeemable convertible preferred stock plus accrued and unpaid dividends into common stock upon the consummation of the initial public offering.

(D)
The pro forma basic weighted average common shares outstanding reflects:

•
4,420,000 shares of common stock issued in the initial public offering, to the extent such proceeds were used to repay amounts outstanding under the previous senior secured credit facility;

•
9,984,712 shares of common stock issued in connection with the conversion of the Class A redeemable convertible preferred stock, plus accrued and unpaid dividends, at an initial public offering price of $18.00 per share;

•
1,084,744 shares and 118,232 shares of common stock issued in our follow-on offering, to the extent such proceeds were used to repay amounts outstanding under the existing senior secured credit facility; and

•
9,000,000 shares of common stock to be repurchased by us in this Offer.

    A reconciliation of the historical basic weighted average common shares outstanding to the pro forma basic weighted average common shares outstanding is as follows:

Year ended December 31, 2004
Historical basic weighted average common shares outstanding	24,114,348
Common stock issued in the initial public offering	908,219
Conversion of Class A redeemable convertible preferred stock	2,051,653
Common stock to be issued in the follow-on offering	909,802
Common stock to be repurchased in this Offer	(9,000,000)

Pro forma basic weighted average common shares outstanding	18,984,022

  The treasury stock effect of options to purchase 87,333 shares of common stock and 314,500 restricted stock units have been included in the calculation of pro forma diluted weighted average common shares outstanding for pro forma diluted earnings common share for the year ended December 31, 2004.

(E)
Reflects the write-off of the deferred financing costs on our existing senior secured credit facility and the increase in deferred financing costs on the amended and restated senior secured credit facility.

(F)
Reflects the increase due to borrowings under the amended and restated senior secured credit facility.

(G)
Reflects the common stock to be repurchased in connection with this Offer.

(H)
Reflects the write-off, net of related tax benefit, of unamortized deferred financing costs related to our existing senior secured credit facility as follows (dollars in thousands):

Write-off of unamortized deferred financing costs	$(1,214)
Income tax benefit	486

$(728)

(I)
Pro forma income statement data is presented giving effect to the transactions as of January 1, 2004 and pro forma balance sheet data is presented giving effect to the transactions as of December 31, 2004.

11.   Information Concerning Us

        General.    We are a leading provider of business-critical data communications services to processors of credit card, debit card and ATM transactions. We are also a leading provider of secure data and voice network services to the global financial services industry. We operate one of four unaffiliated Signaling System No. 7 networks in the United States capable of providing services nationwide, and we utilize this network to provide call signaling and database access services to the domestic telecommunications industry. Our data communications services enable secure and reliable transmission of time-sensitive, transaction-related information critical to our customers' operations. Our customers outsource their data communications requirements to us because of our substantial expertise, comprehensive customer support and cost-effective services. We provide services to customers in the United States and increasingly to international customers in 12 countries, including Canada and countries in Europe and the Asia-Pacific region.

        We were incorporated in March 2001 as TNS Holdings, Inc. under the laws of the State of Delaware by the GTCR Funds, John J. McDonnell, Jr., and several other members of our current management team. We changed our name to TNS, Inc. in October 2003. We completed our initial public offering in March 2004.

        Our principal executive offices are located at 11480 Commerce Park Drive, Suite 600, Reston, Virginia, 20191-1406, and our telephone number is (703) 453-8300. Our website address is www.tnsi.com. Information included on our website is not incorporated by reference in this Offer to Purchase.

        Where You Can Find More Information.    We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed an Issuer Tender Offer Statement on Schedule TO (the "Schedule TO") with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us:

  •
  Prospectus dated September 27, 2004;

  •
  Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005; and

  •
  Current Report on Form 8-K, filed on April 5, 2005.

        We incorporate by reference the above documents. Additionally, we may, at our discretion, incorporate by reference in this Offer to Purchase documents we subsequently file with the SEC pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Offer to Purchase by filing an amendment to the Schedule TO for such purpose.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 11480 Commerce Park Drive, Suite 600, Reston, VA 20191, Attention: Director of Investor Relations, telephone number (703) 453-8300. Please be sure to include your complete name and address in your request.

12.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

        Beneficial Ownership.    As of March 31, 2005, we had 28,056,485 issued and outstanding shares and 1,456,690 shares reserved for issuance upon exercise of all outstanding stock options and vesting of outstanding restricted stock units. The 9,000,000 Shares that we are offering to purchase in the Offer represent approximately 32% of our outstanding common stock as of March 31, 2005.

        Our directors (excluding the directors affiliated with the GTCR Funds) and executive officers have advised us that they do not intend to tender Shares in the Offer. The following table sets forth, as to each director or executive officer (i) the number of Shares and percentage beneficially owned as of March 31, 2005 (including restricted stock units vesting within 60 days and shares issuable upon exercise of stock options currently exercisable or exercisable within 60 days); and (ii) assuming our purchase of 9,000,000 Shares in the Offer (including 6,000,000 Shares from the GTCR Funds), the number of shares being retained and the percentage which such shares would represent of the resulting outstanding shares.

	Shares Beneficially Owned			Shares Retained
Name and Positions			Shares To Be Tendered
	Number	Percent		Number	Percent
GTCR Fund VII, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Fund VII/A, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Co-Invest, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Capital Partners, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Partners VII, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Golder Rauner, L.L.C. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
GTCR Mezzanine Partners, L.P. (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
John J. McDonnell, Jr. (2) Chairman of the Board and CEO	919,652	3.3	—	919,652	4.8
Brian J. Bates (3) President, COO and Director	320,116	1.1	—	320,116	1.7
Heidi R. Goff Executive Vice President and General Manager, POS Division	1,000	*	—	1,000	*
Henry H. Graham, Jr. (4) Executive Vice President, Chief Financial Officer and Treasurer	285,137	1.0	—	285,137	1.5
John J. McDonnell III (5) Executive Vice President, Corporate Development, and Director	337,048	1.2	—	337,048	1.8
Michael Q. Keegan (7) Executive Vice President, General Counsel and Secretary	17,650	*	—	17,650	*
Matthew M. Mudd (6) Executive Vice President, Technology	305,000	1.1	—	305,000	1.6
Mark G. Cole (7) Senior Vice President, Network Operations	18,946	*	—	18,946	*
Edward C. O'Brien (8) Senior Vice President, Corporate Controller	110,512	*	—	110,512	*
Alan R. Schwartz (7) Senior Vice President and General Manager, Financial Services Division	7,035	*	—	7,035	*
Barry S. Toser (7) Senior Vice President and General Manager, Telecommunications Services Division	9,391	*	—	9,391	*
Scott E. Ziegler (7) Senior Vice President and Chief Systems Officer	18,948	*	—	18,948	*
Bruce V. Rauner, Director (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
Philip A. Canfield, Director (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
Collin E. Roche, Director (1)	12,589,783	44.9	6,000,000	6,589,783	34.6
John B. Benton, Director (7)	16,431	*	—	16,431	*
Stephen X. Graham, Director (7)	16,399	*	—	16,399	*
George G. Moore, Director (7)	23,931	*	—	23,931	*

*
Represents less than one percent.

(1)
The GTCR Funds beneficially own approximately 12.6 million shares which include 8,420,080 shares of common stock held by GTCR Fund VII, L.P., 3,608,606 shares of common stock held by GTCR Fund VII/A, L.P., 110,126 shares of common stock held by GTCR Co-Invest, L.P., 372,456 shares of common stock held by GTCR Capital Partners, L.P., 509 shares of common stock held by GTCR Mezzanine Partners, L.P., 76,569 shares of common stock held by GTCR Partners VII, L.P. and 1,437 shares of common stock held by GTCR Golder Rauner, L.L.C. Each of Messrs. Rauner, Canfield and Roche is a principal in GTCR Golder Rauner, L.L.C., which is the general partner of the general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P., the general partner of GTCR Co-Invest, L.P. and the general partner of the general partner of the general partner of GTCR Capital Partners, L.P. Each of Messrs. Rauner, Canfield and Roche disclaim the beneficial ownership of the shares held by such entities except to the extent of his proportionate pecuniary ownership interests therein.

(2)
Includes 45,347 shares of common stock owned by his spouse and 302,312 shares of common stock owned by McDonnell & Associates, L.P. Of the shares listed in the table, 82,553 shares are unvested under a senior management agreement between us and Mr. McDonnell, Jr.

(3)
Includes 15,115 shares of common stock owned by his spouse. Of the shares listed in the table, 51,596 shares are unvested under a senior management agreement between us and Mr. Bates.

(4)
Of the shares listed in the table, 51,596 shares are unvested under a senior management agreement between us and Mr. H. Graham.

(5)
Of the shares listed in the table, 51,596 shares are unvested under a senior management agreement between us and Mr. McDonnell III.

(6)
Includes 15,115 shares of common stock owned by his spouse. Of the shares listed in the table, 51,596 shares are unvested under a senior management agreement between us and Mr. Mudd.

(7)
Includes restricted stock units vesting within 60 days, and shares issuable upon exercise of options currently exercisable or exercisable within 60 days.

(8)
Of the Shares listed in the table, 20,638 shares are unvested under a senior management agreement between us and Mr. O'Brien.

        If we purchase 9,000,000 Shares and if our directors (other than the directors affiliated with the GTCR Funds) and executive officers do not tender any Shares, the percentage ownership of shares beneficially held by our directors and executive officers will be approximately 47% of our outstanding common stock. However, the number of Shares actually tendered prior to the Expiration Date, and the conditions attached thereto, may be modified.

        The address for each of our directors and executive officers is 11480 Commerce Park Drive, Suite 600, Reston, VA 20191, telephone number (703) 453-8300.

        Certain Transactions.    Based on our records and on information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries' directors, executive officers or controlling persons, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving our shares during the 60 days prior to April 5, 2005, except (i) on February 16, 2005, the GTCR Funds distributed 3,000,000 shares to the limited partners of the GTCR Funds, including approximately 400,000 shares distributed to affiliates of the GTCR Funds, (ii) on February 25, 2005, GTCR Partners VII, L.P., GTCR Mezzanine Partners, L.P. and GTCR Golder Rauner, L.L.C. sold 333,457, 1,476 and 3,153 shares of common stock, respectively pursuant to Rule 144, (iii) on March 16,

2005, Mr. Mark Cole, our Senior Vice President—Network Operations, delivered 884 shares to the Company at a price of $18.38 per share as payment of a tax liability resulting from the vesting of restricted stock units; (iv) on March 16, 2005, Mr. Mike Keegan, our Executive Vice President, General Counsel and Secretary, delivered 1,178 shares to the Company at a price of $18.38 per share as payment of a tax liability resulting from the vesting of restricted stock units; (v) on March 16, 2005, Mr. Alan Schwartz, our Senior Vice President and General Manager, Financial Services Division, delivered 854 shares to the Company at a price of $18.38 per share as payment of a tax liability resulting from the vesting of restricted stock units; (vi) on March 16, 2005, Mr. Barry Toser, our Senior Vice President and General Manager, Telecommunications Services Division, delivered 844 shares to the Company at a price of $18.38 per share as payment of a tax liability resulting from the vesting of restricted stock units; (vii) on March 16, 2005, Mr. Scott Ziegler, our Senior Vice President and Chief Systems Officer, delivered 918 shares to the Company at a price of $18.38 per share as payment of a tax liability resulting from the vesting of restricted stock units; (viii) on March 17, 2005, Mr. Cole sold 1,616 shares at $17.937 per share in an open market transaction on the NYSE; (ix) on March 17, 2005, Mr. Schwartz sold 1,646 shares at $17.937 per share in an open market transaction on the NYSE; and (x) on March 17, 2005, Mr. Ziegler sold 1,582 shares at $17.937 per share in an open market transaction on the NYSE.

Agreement with the GTCR Funds.

        Pursuant to a letter agreement entered into with the Company, the GTCR Funds have committed to tender 6,000,000 Shares pursuant to the Offer under the terms and conditions set forth herein, without giving effect to any subsequent amendments or changes to the terms of the Offer. In addition, the GTCR Funds have agreed, subject to some exceptions, not to directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any of our common stock or any securities which may be converted into or exchanged for any of our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock for a period commencing on April 5, 2005 and ending 90 days after the completion of the Offer. During such period, the GTCR Funds have also agreed not to make any demand for, or exercise any right with respect to, the registration of the remaining shares owned by them.

Stock Purchase Agreement.

        We entered into a stock purchase agreement dated as of April 3, 2001 with TNS Holdings, L.L.C. In connection with our initial public offering and TNS Holdings, L.L.C.'s dissolution, we amended the stock purchase agreement to include the GTCR Funds.

        Pursuant to the amended stock purchase agreement, the GTCR Funds are permitted to designate a representative to our governance and nominating committee and our compensation committee so long as the GTCR Funds own at least 37.5% of the common stock that they owned immediately following our initial public offering (approximately 7,188,650 shares) and there is no prohibition against a GTCR Funds designee serving on such committees under applicable law or under the rules of the NYSE. The amended stock purchase agreement also requires us to obtain the consent of the GTCR Funds before issuing stock-based compensation to six of our executive officers (Messrs: McDonnell, Jr., Bates, Graham, Jr., McDonnell III, Mudd, and O'Brien) pursuant to certain senior management agreements. The GTCR Funds' rights under this provision will terminate when the GTCR Funds cease to own at least 37.5% of the common stock they owned immediately following our initial public offering. At the completion of this Offer, the GTCR Funds will no longer own 37.5% of the common stock they owned immediately following our initial public offering and therefore will not be entitled to these consent rights pursuant to the amended stock purchase agreement and the management agreements.

        The amended stock purchase agreement also obligates us to deliver to the GTCR Funds financial statements, reports by accountants and an annual budget according to a specified schedule. The GTCR Funds may also inspect our properties, financial and corporate records as well as question our directors, officers, key employees and independent accountants regarding our finances and affairs. The GTCR Funds' rights under these provisions will terminate when the GTCR Funds cease to own at least 10% of the common stock they owned immediately following our initial public offering (approximately 1,900,000 Shares).

Registration Rights Agreement.

        In connection with our initial public offering, we entered into an amended and restated registration agreement dated March 19, 2004 with:

  •
  The GTCR Funds,

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  Heller Financial, Inc.,

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  John J. McDonnell, Jr., our Chairman and Chief Executive Officer,

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  Brian J. Bates, our President and Chief Operating Officer,

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  Henry H. Graham, Jr., our Executive Vice President, Chief Financial Officer and Treasurer,

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  John J. McDonnell III, our Executive Vice President, Corporate Development,

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  Matthew M. Mudd, our Executive Vice President, Technology,

  •
  Edward C. O'Brien, our Senior Vice President and Corporate Controller,

  •
  McDonnell & Associates, L.P., a Delaware limited partnership controlled by John J. McDonnell, Jr.,

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  M. Jacqueline McDonnell, the wife of John J. McDonnell, Jr.,

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  Sheila M. Bates, the wife of Brian J. Bates,

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  Kerry M. Mudd, the wife of Matthew M. Mudd,

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  Kevin M. McDonnell, the son of John J. McDonnell, Jr.,

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  Michael Q. Keegan, our Executive Vice President, General Counsel and Secretary,

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  James J. Mullen, our former Executive Vice President and General Manager, International Services Division,

  •
  Mark G. Cole, our Senior Vice President, Network Operations,

  •
  Larry A. Crompton, our Senior Vice President, POS Division,

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  Scott E. Ziegler, our Senior Vice President and Chief Systems Officer,

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  Peter M. Gorog, our former Senior Vice President and General Manager, Priority Messenger,

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  Raymond Low, the Senior Vice President and Managing Director of our subsidiary, Transaction Network Services (UK) Limited,

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  Francis N. MacDonagh, the Senior Vice President for International Networks of our subsidiary, Transaction Network Services Limited,

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  Alan Stephenson-Brown, the Vice President, Sales, Transaction Network Services (UK) Limited,

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  Timothy J. Bell, the Chief Technology Officer, Transaction Network Services (UK) Limited,

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  James T. McLaughlin, our Senior Vice President, Associate General Counsel and Assistant Secretary,

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  Jane Denise Low, the wife of Raymond Low, and

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  Karen Bell, the wife of Timothy J. Bell.

        The amended and restated registration agreement grants the holders of a majority of the Shares that are registrable under the registration agreement, whom we refer to as the majority stockholders, the right, at any time, to demand that we file a registration statement with the Securities and Exchange Commission to register all or part of their Shares. Subject to certain limitations, we are obligated to effect an unlimited number of long-form and short-form registrations upon the majority stockholders' demand, for which we will be required to pay the registration expenses.

        In addition, if we propose to register securities for our own account, the stockholders who are parties to the registration agreement may be entitled to include their shares in that registration. All of these registration rights are subject to conditions and limitations, which include our right or the right of the underwriters of an offering to limit the number of Shares included in a registration under some circumstances.

        Other Agreements Involving the Company's Securities.    Except for (i) outstanding options or other awards pursuant to our equity benefits plans to purchase Shares granted to certain employees, including executive officers, as further described in the sections entitled "Management-Executive Compensation-Option Grants in Last Fiscal Year," "—2004 Long-Term Incentive Plan" and "—2001 Founders' Stock Option Plan" in our Prospectus dated September 27, 2004, which Prospectus is incorporated in this Offer to Purchase by reference and in Note 7 to our financial statements contained in our Annual Report on Form 10-K filed for the year ended December 31, 2004, which Annual Report is incorporated in this Offer to Purchase by reference, (ii) existing employment agreements pursuant to which certain members of management, including executive officers, were granted restricted Shares, as further described in the section entitled "Management—Employment Agreements" in our Prospectus dated September 27, 2004, which Prospectus is incorporated in this Offer to Purchase by reference, and (iii) outstanding bank debt and related loan agreements, credit facilities and similar agreements as further described in our Annual Report on Form 10-K for the year ended December 31, 2004 and in Note 5 to our financial statements contained therein, which Annual Report is incorporated in this Offer to Purchase by reference, and except as otherwise described herein, neither we nor any affiliate nor, to our knowledge, any of our executive officers or directors, nor associate of the foregoing persons, is a party to any agreement, arrangement, understanding or relationship with us or any other person relating, directly or indirectly, to any of our securities.

        For more information regarding the terms of our equity incentive plans, employment agreements and debt, we refer you to entire text of the documents filed as Exhibits (d)(1) through (d)(11) to the Schedule TO filed by the Company on April 5, 2005, as the same may be amended from time to time, which are incorporated herein by reference.

13.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we currently contemplate that we will seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business. Our obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 7.

14.   U.S. Federal Income Tax Consequences

        The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of Shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose "functional currency" is not the United States dollar, partnerships or other entities treated as partnerships for federal income tax purposes, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their Shares as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and generally assumes that they did not receive their Shares as compensation from us.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

        This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of Shares that is (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

        As used herein, a "Non-United States Holder" means a beneficial owner of Shares that is not a United States Holder.

        Each Holder is advised to consult its own tax advisor to determine the federal, state, local, foreign and other tax consequences to it of the Offer.

        Consequences to United States Holders.    An exchange of Shares for cash pursuant to the Offer will be a taxable transaction to the United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange (as described below) of such Shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder's "adjusted basis" for such Shares at the time of the sale. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder's holding period for the Shares that were sold exceeds one year as of the date of purchase by us in the Offer. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of U.S. federal income tax applicable to net capital gain on Shares held for more than one year is 15%, and for a United States holder that is a corporation the rate is 35%. A United States Holder's ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.

        A United States Holder's exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for federal income tax purposes pursuant to Section 302 of the Code if the sale:

  •
  results in a "complete termination" of the stockholder's stock interest in us under Section 302(b)(3) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

  •
  is "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1) of the Code.

        In determining whether any of these tests has been met, a United States Holder must take into account not only the Shares that the stockholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318(a) of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318(a) of the Code, a stockholder will be considered to own those Shares owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as Shares the stockholder has an option to purchase.

        One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that stockholder for federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisors to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        Satisfaction of the "complete termination" and "substantially disproportionate" tests is dependent upon compliance with the respective objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a "complete termination" of the stockholder's equity interest in us if either (1) all of the voting Shares (and all other common shares) actually and constructively owned by the stockholder are exchanged pursuant to the Offer or (2) all of the Shares actually owned by the stockholder are exchanged pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of Shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the "complete termination" test through waiver of family attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the exchange of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all voting Shares (and all other common shares) purchased in the Offer from the particular stockholder and all other stockholders).

        A distribution to a stockholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the stockholder's stock interest in us. Whether a stockholder meets this test will depend on the stockholder's particular facts and circumstances. The IRS has indicated that in certain circumstances even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs may constitute a "meaningful reduction." Stockholders should consult their tax advisors as to the application of this test to their particular circumstances.

        Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

        If a United States Holder's receipt of cash attributable to an exchange of Shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer (without regard to the United States Holder's tax basis in the Shares) will be treated as a distribution to the United States Holder with respect to the United States Holder's Shares and will be treated as ordinary dividend income to the United States Holder to the extent it is made out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of such distributions, together with other dividends, exceed our current and accumulated earnings and profits, a pro rata portion of each distribution or dividend shall be treated as ordinary dividend income, and the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year at the time of the exchange. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.

        Pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003, the maximum tax rate for "qualified dividend income" was reduced from 38.6% to 15% for tax years 2003 through 2008. Qualified dividend income generally includes dividends paid to most domestic non-corporate taxpayers by domestic C corporations. In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must satisfy certain requirements, including the requirement that the stockholder hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date of purchase by us in the Offer. Any receipt of cash by a United States Holder that is treated as dividend income other than qualified dividend income will be taxed as ordinary income at a maximum rate of 35%.

        Consequences to Non-United States Holders.    See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

        Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to the United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our Shares constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of our Shares. Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held Shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges Shares pursuant to the Offer. Even if none of the foregoing exceptions applies, however, we will be required to withhold tax at 30% (unless a reduced treaty rate applies), subject to the Non-United States Holder's ability to obtain a refund thereof. See section 3 regarding withholding of Non-United States Holders. Non-United States Holders should consult their tax advisors regarding the tax consequences to them of the Offer. If the first exception set forth above applies, generally the Non-United States Holder will be required to pay United States federal income tax on the net gain derived from the sale in the same manner as United States Holders, as described above. If a Non-United States Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to United States federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the Non-United States Holder in the United States. To be entitled to treaty benefits, the Non-United States Holder must properly submit an IRS Form W-8BEN (or suitable successor form). Additionally, Non-United States Holders that are treated for United States federal income tax purposes as corporations and that are engaged in a trade or business or have a permanent establishment in the United States could be subject to a branch profits tax on such income at a 30% rate or a lower rate if so specified by an applicable income tax treaty. If the second exception set forth above applies, the Non-United States Holder generally will be subject to tax at a rate of 30% on the amount by which the Non-United States Holder's United States-source capital gains exceed the Non-United States Holder's capital losses allocable to United States sources. We believe that we are not and have not been a U.S. real property holding corporation at any time during the past five years and do not expect to become one before a holder of our shares exchanges such shares under the Offer. Nevertheless, any Non-United States Holder who held, actually or constructively, more than 5% of our shares at any time during the five-year period preceding the exchange may be subject to U.S. tax on the exchange unless it obtains a certificate from us confirming that we are not a U.S. real property holding corporation.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer (without regard to the Non-United States Holder's tax basis in the Shares) will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's Shares. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or as a capital gain from the sale of Shares will be determined in the manner described above (see "U.S. Federal Income Tax Consequences—Consequences to United States Holders."). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer are treated as dividends, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. A Non-United States Holder that is eligible for a reduced rate of withholding for U.S. federal income tax purposes under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment maintained by such non-United States Holder in the United States, are not subject to the U.S. withholding tax, but are instead taxed in the manner applicable to U.S. persons, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

        United States Federal Income Tax Backup Withholding.    See Section 3 with respect to the U.S. federal income tax backup withholding requirements.

        The tax discussion set forth above is not tax advice. You are urged to consult with your tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and foreign tax laws.

15.   Extension of the Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofor accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law (including Rule 13e-4(e)(3) under the Exchange

Act), we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

        If:

          (a)   we increase or decrease the price to be paid for Shares, materially increase the Dealer Manager's fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the outstanding shares of our common stock, and

          (b)   the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days from the date of notice of the increase or decrease. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.   Fees and Expenses

        We have retained Lehman Brothers to act as the Dealer Manager in connection with the Offer. Lehman Brothers will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Lehman Brothers against liabilities in connection with the Offer, including liabilities under the federal securities laws. Lehman Brothers and its affiliates may actively trade our equity securities for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities. Lehman Brothers and its affiliates have provided in the past, and may continue to provide from time to time, investment banking advice and financial advisory services to us and our affiliates. Lehman Brothers and its affiliates have and will receive customary fees for such services.

        We have retained The Altman Group to act as Information Agent and Wachovia Bank, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 8 in the Letter of Transmittal.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning us.

        Tendering stockholders should rely only on the information contained in this document or to which we have referred them. We have not authorized anyone to provide tendering stockholders with information or to make any representation on behalf of us in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, tendering stockholders should not rely on that information or representation as having been authorized by us or the Dealer Manager.

TNS, Inc.

April 5, 2005

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary.

The Depositary for the Offer is:
WACHOVIA BANK, N.A.
By Mail:	By Courier or Hand:
Wachovia Bank, N.A. Securities Processing Center P.O. Box 859208 Braintree, MA 02185-9208	Wachovia Bank, N.A. Securities Processing Center 161 Bay State Drive Braintree, MA 02184

Telephone: (800) 829-8432

Facsimile:

Facsimile for the Notice of Guaranteed Delivery and withdrawls of the Letter of Transmittal only:
(781) 380-3388

Confirm facsimile by telephone:

(781) 843-1833 ext. 200

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their addresses and telephone numbers below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071

Bank and Brokers Call: (201) 460-1200
All Others Call: (800) 357-9212

The Dealer Manager for the Offer is:

Lehman Brothers

745 Seventh Avenue
New York, New York 10019

Telephone: (212) 526-7850
Attn: Equity Corporate Services, Kevin Blum

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TABLE OF CONTENTS
TNS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
TNS, INC. OTHER UNAUDITED HISTORICAL DATA
TNS, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS For the year ended December 31, 2004
TNS, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET As of December 31, 2004
TNS, INC. OTHER UNAUDITED DATA
TNS, INC. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA